Exhibit 2.9
                                                                     -----------
B545305.1
                       IN THE UNITED STATES DISTRICT COURT
                      FOR THE SOUTHERN DISTRICT OF FLORIDA

                           Case No. 98-8030-CIV-HURLEY




LEONARD ROSENBLUM, J/B INVESTMENT PARTNERS, SMALL and REBECCA BARMACK, PARTNERS, BARBARA HALL, HENRY R. GRAHAM, ANNE R. GRAHAM, MARGO CORTELL, PATRICK M. RHODES, BERNICE M. HUELS, GARRETT N. VOIGHT, CLAIRE E. FULCHER, MARCELLA LEVY, RICHARD HODGSON, CITY PARTNERSHIPS, HELMAN PARSONS AND CLEVA PARSONS, on behalf of themselves and all others similarly situated and derivatively on behalf of the Nominal Defendants,

     Plaintiffs,

v.

EQUIS FINANCIAL GROUP LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, EQUIS CORPORATION, a Massachusetts Corporation, GDE ACQUISITION LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, AFG LEASING INCORPORATED, a Massachusetts Corporation, AFG LEASING IV INCORPORATED, a Massachusetts Corporation, AFG LEASING VI INCORPORATED, a Massachusetts Corporation, AFG AIRCRAFT MANAGEMENT CORPORATION, a Massachusetts Corporation, AFG ASIT CORPORATION, a Massachusetts Corporation, AF/AIP PROGRAMS LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, GARY D. ENGLE and GEOFFREY A. MACDONALD,

     Defendants,

AIRFUND I INTERNATIONAL LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, AIRFUND II INTERNATIONAL LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, AMERICAN INCOME 4 LIMITED PARTNERSHIP, a Massachusetts
Limited  Partnership,  AMERICAN  INCOME  5  LIMITED PARTNERSHIP, a Massachusetts
Limited  Partnership,  AMERICAN  INCOME  6  LIMITED PARTNERSHIP, a Massachusetts
Limited  Partnership,  AMERICAN  INCOME  7  LIMITED PARTNERSHIP, a Massachusetts
Limited  Partnership,  AMERICAN  INCOME  8  LIMITED PARTNERSHIP, a Massachusetts
Limited Partnership, AMERICAN INCOME PARTNERS III-A LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, AMERICAN INCOME PARTNERS III-B LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, AMERICAN INCOME PARTNERS III-C LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, AMERICAN INCOME PARTNERS III-D LIMITED PARTNERSHIP, a Massachusetts Limited Partnership,
AMERICAN INCOME PARTNERS IV-A LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, AMERICAN INCOME PARTNERS IV-B LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, AMERICAN INCOME PARTNERS IV-C LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, AMERICAN INCOME PARTNERS IV-D LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, AMERICAN INCOME PARTNERS V-A LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, AMERICAN INCOME PARTNERS V-B LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, AMERICAN INCOME PARTNERS V-D LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, AMERICAN INCOME FUND I-B, a Massachusetts Limited Partnership, AMERICAN INCOME FUND I-C, a Massachusetts Limited Partnership, AMERICAN INCOME FUND I-D, a Massachusetts Limited Partnership, AMERICAN INCOME FUND I-E, a Massachusetts Limited Partnership, AFG INVESTMENT TRUST A, a Delaware business trust, AFG INVESTMENT TRUST B, a Delaware business trust, AFG INVESTMENT TRUST C, a Delaware business trust, and AFG INVESTMENT TRUST D, a Delaware business trust,

     Nominal  Defendants.

                      JOINT MOTION FOR PRELIMINARY APPROVAL
                      OF REVISED STIPULATION OF SETTLEMENT
                            AND REQUEST FOR A HEARING
                            -------------------------

     Plaintiffs and Defendants jointly move this Court, pursuant to Fed. R. Civ.
P. 23(e), for an order preliminarily approving the proposed settlement set forth in the Revised Stipulation of Settlement dated January 29, 2002, conditionally certifying the settlement class and providing for notice of, and a final fairness hearing on, the proposed settlement.

     As  grounds  for  its  Motion,  Plaintiffs and Defendants state as follows:

     1. On January 15, 1998, the Plaintiffs commenced this action by filing a Derivative and Class Action Complaint (the "Complaint"). The Plaintiffs are owners of Units and/or Interests in one or more of the twenty-eight investment programs managed and controlled by affiliates of defendant Equis Financial Group Limited Partnership, as successor-in-interest to American Finance Group ("Equis"). The Plaintiffs asserted claims derivatively on behalf of all of the investment programs named as Nominal Defendants in the Action -- twenty-four
(24) limited partnerships and four (4) investment trusts -- and directly on behalf of a proposed class of persons who owned Units or Interests of the Nominal Defendants.

2. On August 20, 1998, the Court preliminarily approved a Stipulation of Settlement and conditionally certified a Settlement Class consisting of three sub-classes. The three sub-classes include: (a) the "RSL Sub-Class"; (b) the "Operating Partnership Sub-Class"; and (c) the "Trust Sub-Class." After a final fairness hearing, the Court entered a final order and judgment on May 26, 1999, approving the settlement with respect to the RSL and Trust Sub-Classes, and those settlement proceeds have been distributed to the Class Members.

Therefore, the remaining allegations of the Complaint relate solely to the eleven (11) operating partnerships (the "Operating Partnerships").

     3. The original Settlement terms included, among other things, a proposed transaction whereby the eleven Operating Partnerships' Units would be exchanged for the common stock of a new publicly-traded corporation (the
"Exchange  Transaction")  that  would  be  formed  to  acquire  the  Operating
Partnerships' assets and to engage in financial services ("Newco"). In accordance with the original Settlement, the Defendants prepared a consent solicitation statement to obtain approval of the proposed Exchange Transaction and filed the statement for review by the United States Securities and Exchange Commission ("SEC").

     4. After encountering numerous delays in the SEC review process, the parties entered into an Amended Stipulation of Settlement dated March 15, 1999 (the "Amended Stipulation"), and requested the Court's permission to allow the Operating Partnerships to reinvest a certain portion of the money (40% of the total aggregate net asset value of the Partnerships) they received from the leases and sales of equipment ("New Investments"). As the parties informed the Court, they believed that the inability to reinvest cash during the SEC's review process would likely cause the Operating Partnerships to lose business opportunities that could be available to the new public company. Accordingly, the Court's March 22, 1999 Order also permitted the Operating Partnerships to make certain New Investments on two conditions. First, in the event that an Operating Partnership acquired New Investments and was not a party to the exchange, Newco would acquire all such New Investments from such Non-Participating Partnership for an amount equal to the Non-Participating Partnership's net equity investment in such New Investments plus an annualized return thereon of 7.5%. Second, in the event that a Partnership acquired New Investments and the exchange was not consummated, the General Partners were required to (i) use their best efforts to divest all such New Investments in an orderly and timely fashion, and (ii) cancel or return to each Partnership any accumulated or deferred fees on New Investments.

5. Thereafter, the SEC review extended over many months with the parties unable to resolve certain issues to the staff's satisfaction. The Defendants determined that the additional expense and time necessary to resolve those issues and complete the Exchange Transaction would be excessive. Accordingly, the Defendants and Class Counsel have negotiated a Revised Stipulation of Settlement ("Revised Stipulation") which, among other things, requires the Defendants to pursue the sale of all remaining assets and the liquidation of the Operating Partnerships and eliminates the proposed Exchange Transaction and the need to disseminate a consent solicitation statement (the "Settlement"). As described more fully in the Revised Stipulation, the proposed Settlement consists principally of three parts: (i) a minimum $15 million cash distribution to the Settlement Class members; (ii) an orderly liquidation and sale of the remaining assets and dissolution of the Operating Partnerships; and
(iii) the Defendants' purchase of the Echelon Notes for a price equal to their aggregate outstanding $32 million principal amount plus an annualized return of 7.5% simple interest.

6. The parties request that the Court set a hearing date for the preliminary approval of the proposed Settlement at the Court's earliest possible convenience, and thereafter set a hearing date for the final approval of the proposed Settlement.

     7. An unopposed order for preliminary approval of the Settlement, conditionally certifying the settlement class and providing for notice of, and a final fairness hearing on, the proposed Settlement, is attached as Exhibit 1.

     WHEREFORE,  the  parties  request  that  the  Court  enter  an  order:

1.     Set  a  hearing  date  for  the  preliminary  approval  of  the  proposed
Settlement  at  the  Court's  earliest  possible  convenience;

2. Preliminarily approving the proposed Settlement, conditionally certifying settlement class and providing for notice of, and hearing on, the proposed Settlement; and

3. Grant such other further relief the Court deems just and proper. Respectfully submitted,

this  __  day  of  February  2002,
ATTORNEYS  FOR  DEFENDANTS:


RICHMAN  GREER  WEIL  BRUMBAUGH
MIRABITO  &  CHRISTENSEN,  P.A.
Gerald  F.  Richman,  Esq.
250  Australian  Ave.  South  -  Suite  1504
West  Palm  Beach,  Florida   33401
Tel.  (561)  803-3500

and

NIXON  PEABODY  LLP
Deborah  L.  Thaxter,  P.C.
Gregory  P.  Deschenes
101  Federal  Street
Boston,  MA  02110-1832
Tel.  (617)  345-1000



ATTORNEYS  FOR  PLAINTIFFS:



LERNER  &  PEARCE,  P.A.
Allan  M.  Lerner
2888  East  Oakland  Park  Boulevard
Ft.  Lauderdale,  FL  33306
(954)  563-8111

_________________________________
WECHSLER  HARWOOD  HALEBIAN  &  FEFFER  LLP
Andrew  D.  Friedman
488  Madison  Avenue,  8th  Floor
New  York,  NY  10022
(212)  935-7400

LAW  OFFICES  OF  VINCENT  T.  GRESHAM
Vincent  T.  Gresham
6065  Roswell  Road,  Ste.  1445
Atlanta,  GA  30328
(770)  552-5270

GILMAN  AND  PASTOR
Peter  A.  Lagorio
One  Boston  Place
Boston,  MA  02108-4400
(617)  589-3750

BENJAMIN  S.  SCHWARTZ,  CHARTERED
Benjamin  S.  Schwartz
4600  Olympic  Way
Evergreen,  CO   80439
(303)  670-5941

LAW  OFFICES  OF  LIONEL  Z.  GLANCY
Lionel  Z.  Glancy
1801  Avenue  of  the  Stars,  Suite  306
Los  Angeles,  CA   90067
(310)  201-9150

LAW  OFFICES  OF  JAMES  V.  BASHIAN
500  Fifth  Avenue,  Ste.  2700
New  York,  NY  10110
(212)  921-4100

THOMAS  A.  HOADLEY,  PA
310  Australian  Avenue
Palm  Beach,  FL  33480
(561)  792-9006

GOODKIND,  LABATAN,  RUDOFF  &  SUCHAROW,  LLP
Lynda  J.  Grant
Robert  N.  Cappucci
100  Park  Avenue
New  York,  NY  10017
(212)  907-0700

LASKY  &  RIFKIND,  LTD.
Leigh  Lasky
30  North  LaSalle  Street,  Ste.  2140
Chicago,  IL  60602
(312)  759-7670

HAROLD  B.  OBSTFELD,  P.C.
Harold  B.  Obstfeld
260  Madison  Avenue
New  York,  NY  10116
(212)  696-1212

     Dated:  February  __,  2002



The Partnership Agreements prohibited the reinvestment of cash except in limited circumstances.

In a letter dated May 10, 2001 sent to this Court, the SEC staff asserted that certain of the Operating Partnerships were "investment companies," as defined in
Section 3(a)(1)(c) of the Investment Company Act of 1940, as amended (the "1940 Act"). Defendants and Class Counsel believe that the proposed liquidation and dissolution of the partnerships will satisfactorily resolve the issues the SEC raised concerning the possible violation of the 1940 Act.